EXHIBIT 99.1

For more information, contact:

Commerce Energy Group, Inc.
C. Douglas Mitchell
Chief Financial Officer
714-259-2500

PondelWilkinson Inc.
Roger Pondel/Robert Jaffe
310-279-5980
investor@pondel.com

Commerce Energy Sells Texas Retail Electric Business for $14.8 Million

COSTA MESA, CA – October 27, 2008 – Commerce Energy Group, Inc. (AMEX:EGR) said today that its principal operating subsidiary, Commerce Energy, Inc., sold all of its retail electric service contracts in Texas to Ambit Energy, LP (Ambit), for an estimated $14.8 million.  The purchase price includes $8.5 million in cash received on closing, a second payment of $2.7 million, reduced by customer deposits and adjusted for final customer count, to be received on or before November 24, 2008 and deferred payments over a 24-month period estimated to be $3.6 million.

“This is a significant, positive step in both paying down debt as well as strengthening the core platform of the company,” said Commerce chief operating officer, Michael Fallquist.  “We found a buyer in Ambit that shares our commitment to great technology, products and customer service.  Ambit has agreed to preserve the terms and conditions of the customer contracts and this transaction will be seamless to all our customers.”

Commerce chief executive officer, Gregory L. Craig, remarked, “We have achieved another critical milestone in the now eight month old turnaround process.  We are pleased to have completed a successful asset sale against the backdrop of a global credit and financial crisis and believe that this sale will better position Commerce operationally, financially, and strategically to achieve our future objectives.”

Commerce will retain its business providing retail electric power and natural gas in other markets in which it currently operates.  In connection with the sale, Commerce also entered into amendments to its debt agreements, which, among other things, allow additional support of up to $6.0 million from AP Finance, LLC, remove the requirement to have a refinancing term sheet by October 30, 2008 and decrease the revolving loan limit and letter of credit limit under the credit facility.

Commerce was represented by Affliated Energy Group (AEG) in connection with the transaction.

About Ambit Energy

Ambit Energy, L.P. is a retail energy provider based in Dallas, Texas. Ambit currently provides electricity and natural gas service to retail customers in Texas, New York and Illinois. Additional information on Ambit Energy can be found at ambitenergy.com.

About Commerce Energy Group

Commerce Energy Group is a leading independent U.S. electricity and natural gas marketing company.

Its principal operating subsidiary, Commerce Energy, Inc., is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity and serves homeowners, commercial and industrial consumers and institutional customers.  For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this news release, whether express or implied, are made in good faith and the company believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved.  In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission (SEC), some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: the ability to secure a longer term credit facility by year-end, the success and effectiveness of the company’s new management plans and strategies; higher than anticipated attrition of company personnel, the volatility of the energy markets; higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely affect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, uncertainties in the capital markets should the company seek to raise additional equity or debt; uncertainties relating to federal and state proceedings regarding the 2000-2001 California energy crisis; accounts receivable collection issues caused by unfavorable changes in regulations or economic trends, increased or unexpected competition, adverse state or federal legislation or regulation, or adverse determinations by regulators, including failure to obtain regulatory approvals.  Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for management to predict all such factors.

# # #